Exhibit 2.3

SECOND AMENDMENT TO

MERGER AGREEMENT

This SECOND AMENDMENT, executed on December 21, 2022 (this “Amendment”), which shall be deemed effective as of September 29, 2022 (the “Effective Date”), is made by and among SilverSun Technologies, Inc., a Delaware corporation (“Parent”), Rhodium Enterprises Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub I”), Rhodium Enterprises Acquisition LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub II” and together with Parent and Merger Sub I, the “Parent Entities”), and Rhodium Enterprises, Inc., a Delaware corporation (the “Company”, and collectively with the Parent Entities, the “Parties”), to that certain Agreement and Plan of Merger, dated as of September 29, 2022 (as amended, the “Merger Agreement”), by and among the Parties.

WITNESSETH:

WHEREAS, in accordance with Section 8.08 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing signed by the Parent Entities and the Company; and

WHEREAS, each of the Parent Entities and the Company desire to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the Parent Entities and the Company agree as follows:

1.  Section 1.07(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

(a)	Parent Board. The Parties shall take all necessary actions such that, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of Parent, the Parent Board shall comprise of five individuals as designated by the Company and set forth on Section 1.07(a) of the Company Disclosure Schedule and Imperium shall have the right to two board observers on the Parent Board pursuant to the Stockholders Agreement.

2. Section 5.05(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

(a)	As promptly as practicable following the date of this Agreement, (but in no event later than the 30th day following the date of this Agreement so long as Parent has received all reasonably necessary information from the Company), Parent shall prepare and, not later than 10 Business Days after receiving from the Company all information relating to the Company reasonably necessary to prepare the Parent Registration Statement, Parent will file with the SEC the Parent Registration Statement relating to the registration of the shares of Parent Class A Common Stock to be issued to the stockholders of the Company, which will contain the Proxy Statement. As promptly as practicable following the date of this Agreement, but in no event later than January 16, 2023, Parent will file with the SEC the Form 10 relating to the registration of the shares of SWK Common Stock to be issued to the stockholders of Parent as of the Record Date. The Parent Registration Statement, Proxy Statement and Form 10 shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and other applicable Laws. The Company shall provide to Parent all information in its possession, including certificates or other statements, concerning the Company as may be reasonably requested by Parent in connection with the Parent Registration Statement, Proxy Statement and Form 10 and shall otherwise reasonably assist and cooperate with Parent in the preparation of the Parent Registration Statement, Proxy Statement and Form 10 and resolution of any comments referred to below; provided, that Parent shall (x) provide the Company with a reasonable opportunity to review and comment on any drafts of the Parent Registration Statement, Proxy Statement and Form 10 and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by the Company. Parent shall use its reasonable best efforts to obtain from Lucosky Brookman LLP (“LucBro”), its tax counsel, (i) if required by the SEC, a written opinion, dated as of such date as may be required by the SEC in connection with the filing of the Parent Registration Statement, to the effect that the Mergers should qualify for the Intended Tax Treatment, (ii) a written opinion as described in the Tax Matters Agreement (as defined in the Separation Agreement) that the distribution of SWK Common Stock qualifies as a transaction described in Sections 355 of the Code and (iii) any written opinion as may be required by the SEC in connection with the filing of the Form 10, dated as of such date as may be required by the SEC.

3.  Section 5.15(c) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

(c)	As of the First Effective Time, Parent shall take all action necessary to (i) cause (A) the number of members of the Parent Board to be fixed at five and (B) cause to be appointed to the Parent Board, as directors, five people chosen by the Company in its sole discretion and as set forth on Section 1.07(a) of the Company Disclosure Schedule. If any individual identified by the Company to serve on the Parent Board in accordance with this Section 5.15(c) is unable or unwilling to serve in such capacity, the Company may designate a successor but not less than five days in advance of the Closing or such earlier period as may be required by disclosure requirements under applicable Law;

4. Section 7.03(d) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

(d)	if any Parent Entity breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure to satisfy the conditions set forth in Section 6.01 or Section 6.03 at the Closing and (ii) such breach cannot be cured by the Termination Date, or, if curable, has not been cured by the Parent Entities within the earlier of (A) 10 days after Parent’s receipt of written notice of such breach from the Company and (B) three Business Days prior to the Termination Date; provided, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.03(d) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions precedent to Closing set forth in Section 6.01 or Section 6.02 not being satisfied;

5. Section 7.04(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

(a)	if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure to satisfy the conditions set forth in Section 6.01 or Section 6.02 at the Closing and (ii) such breach cannot be cured by the Termination Date, or, if curable, has not been cured by the Company within the earlier of (A) 10 days after the Company’s receipt of written notice of such breach from Parent and (B) three Business Days prior to the Termination Date; provided, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.04(a) if any Parent Entity is then in breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions precedent to Closing set forth in Section 6.01 or Section 6.03 not to be satisfied; or

6. Except as expressly amended or modified hereby, the terms and conditions of the Merger Agreement shall continue in full force and effect among the Parties. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound by this Amendment.

7.  All capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Merger Agreement. Each reference to “this Agreement” and each other similar reference contained in the Agreement shall, after this Amendment becomes effective, refer to the Merger Agreement as amended by this Amendment.

8. This Amendment may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (.pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

9. The provisions of Article 8 of the Merger Agreement are incorporated by reference, mutatis mutandis, as if set forth in full in this Amendment.

10. Each party to this Amendment represents and warrants that it has obtained all corporate, board and other approvals necessary to execute and deliver this Amendment and for this Amendment to be effective.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

PARENT

SilverSun Technologies, Inc.

By:	/s/ Mark Meller
Name:	Mark Meller
Title:	Chief Executive Officer

MERGER SUB I

Rhodium Enterprises Acquisition Corp.

By:	/s/ Mark Meller
Name:	Mark Meller
Title:	Chief Executive Officer

MERGER SUB II

Rhodium Enterprises Acquisition LLC

By:	/s/ Mark Meller
Name:	Mark Meller
Title:	Chief Executive Officer

Signature Page to Second Amendment to Merger Agreement

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

COMPANY

Rhodium Enterprises, Inc.

By:	/s/ Chase Blackmon
Name:	Chase Blackmon
Title:	Chief Executive Officer

Signature Page to Second Amendment to Merger Agreement